May 18, 2007

Strictly Private and Confidential

Taylor Hutchison, CA, MBA
201 Brock N.
Montreal, Qc H4X 2G1
(514) 489-7198

Dear Taylor:

We are pleased to offer you employment with Intelgenx Corp. (the "Company") on the terms set out below:

Position

You will be employed as Chief Financial Officer, reporting to Dr. Horst G. Zerbe, CEO.

At the discretion of Dr. Zerbe or his designate, you may hereafter be employed by the Company in a position other than as Chief Financial Officer.

Commencement Date

Your employment will commence on May 22, 2007.

Transitional Period

Continuing employment with the Company will be contingent upon satisfactory completion of a transitional period of three (3) months, which will end on August 31, 2007 (the "Transitional Period"). Prior to this date, the Company may, notwithstanding any other provisions of this Agreement, terminate your employment at any time without cause and without any notice or payment of salary or benefit plan contributions in lieu of notice.

Hours

The regular working day is from 8:30 am to 4:30 p.m. with forty-five minutes for lunch although we are flexible in this area to accommodate personal preferences, subject to it not interfering with the completion of duties and responsibilities.

Salary

During the transitional period, you will be paid a gross annual salary of $120,000.00. Upon completion of the three months transitional period, your gross annual salary will be increased to $125,000.00. Salaries are paid bi-weekly, in arrears and reviewed annually with effect from January 1 of each year. A car allowance will be negotiated as required. Annual membership fees to the Chartered Accountants (CA) association will be paid by the Company throughout your tenure at the Company.
In addition, you will be eligible to participate in the Company's Employee Share Option Plan.

Health and Dental Benefits

Upon the commencement of your employment, you will participate in the Company's major medical, dental, and life insurance plans generally available to its employees from time to time. A written summary of the benefit plans that are presently offered will be provided.

Vacation

Upon satisfactory completion of the Transitional Period and subject to review after one year, you will be entitled to three weeks of vacation in the vacation year extending from May 1 to April 30.

Confidentiality

All employees are required to sign a Confidentiality Agreement, two copies of which are enclosed herewith. One should be signed and returned to the Company, the other copy should be retained by you. The terms of the Confidentiality Agreement are part of the terms and conditions of your employment.

Termination by the Company with Notice

The Company may terminate your employment without cause upon the giving of three months' written notice to you. With each completed year of service, the notice period will increase by three weeks to a maximum of twelve months written notice (the "Notice Period"). Notwithstanding the foregoing, the Company may terminate your employment immediately upon continuing to pay to you an amount equivalent to your regular salary until the earlier of (i) the date you commence alternate employment or otherwise mitigate and (ii) the expiry of the Notice Period. In all cases, the Company will comply with the minimum standards required by *An Act Respecting Labour Standards* (Quebec) and will continue to make the benefit plan contributions necessary to maintain your participation for the minimum period prescribed by law in all benefit plans provided to you by the Company immediately prior to the termination of your employment.

In the event that you commence alternate employment or otherwise mitigate, upon receipt of notification from you, the Company will pay to you 50% of the outstanding amount owed from the date of receipt of such notification until the expiry of the Notice Period, in a lump sum payment. It is a term of payment of any amounts under this section that you advise the Company when you find alternate employment or otherwise mitigate.

Immediate Termination with Cause

The Company may, notwithstanding any other provisions of this Agreement, terminate your employment at any time with cause and without any notice or payment of salary or benefit plan contributions in lieu of notice.

Entire Agreement

This Agreement and the Confidentiality Agreement set out the entire agreement between you and the Company with respect to your employment and cancel and supersede any prior understandings and agreements between you and the Company with respect to your employment. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between you and the Company other than as expressly set forth in this Agreement.

Length of Service

The Company is not required to take into account, for any purpose, any prior service provided to an employer other than Intelgenx.

Deductions

All payments made to you under this Agreement are subject to applicable statutory and other deductions.

This offer is contingent to successful results of a medical examination by a practitioner designated by the Company.

If you agree with the above, please sign both copies of this letter and return one copy to the Company prior to commencing work.

We are delighted that you will be joining the Company and look forward to working with you.

Yours very truly,

INTELGENX CORP.

Horst G. Zerbe, CEO

Attachments:
- ❑ Confidentiality Agreement (in duplicate)
- ❑ Benefit Plans
- II Amendment

*****

I have read, understand, and hereby voluntarily accept the foregoing terms of employment.

Dated this 24TH day of MAY, 2007

May 22, 2007

Strictly Private and Confidential

Taylor Hutchison, CA, MBA
201 Brock N.
Montreal, Qc H4X 2G1
(514) 489-7198

Amendment to Employment Agreement

Dear Taylor:

We would like to inform you that effective immediately the following provision has been added your employment agreement with Intelgenx:

Intellectual Property

Any and all inventions and improvements thereon, processes, information and/or data which the Recipient may make, conceive and/or compile during his employment, whether alone or in concert with others, relating or in any way pertaining to, or connected with any of the matters which have been, are or may become, during his employment, the subject of the business, investigations and/or research and development program of the Corporation or in which the Corporation has been, is or may become interested during his employment (collectively, the "Inventions"), shall be the sole and exclusive property of the Corporation. The Recipient hereby assigns to the Corporation, without any limitation whatsoever, any and all right, title and interest in and to the Inventions. Further, the Recipient hereby waives, without any limitation whatsoever, to the benefit of the Corporation, its successors, assigns and licensees any moral rights which he may have with respect to the Inventions for the term of such right.

The Recipient will, whenever requested to do so by the Corporation, either during or after the termination of his employment, for any reason whatsoever, execute any and all applications, assignments and other instruments which the Corporation shall deem necessary in order to apply for and obtain letters patent of Canada and/or foreign countries for such Inventions and in order to assign and convey to the Corporation the sole and exclusive right, title and interest in and to such Inventions, applications and patents.

The Recipient shall promptly inform and disclose to the Corporation all inventions, improvements, processes, applications, data and/or other information made, conceived and/or compiled by him/her during the Term.

If you agree with the above, please sign both copies of this letter and return one copy to the Company.

Yours very truly,

INTELGENX CORP.

Horst G. Zerbe, CEO

*****

I have read, understand, and hereby voluntarily accept the foregoing amended term of employment.

Dated this 24th day of MAY, 2007

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT made as of this 18th day of May, 2007

BETWEEN:

Intelgenx Corp., a corporation incorporated under the laws of Canada (hereinafter referred to as the «Company»).

OF THE FIRST PART,

-and-

Mr. Taylor Hutchison, CA, MBA, **an individual** residing in Montreal, Québec (hereinafter referred to as the « **Recipient** »).

OF THE SECOND PART,

WHEREAS Intelgenx owns, possesses and controls certain trade secrets, and proprietary and confidential information acquired through the expenditure of time, effort and money, of a technical and business nature relating to its business and that of its associates and affiliates (collectively and individually described as the « Information **»); and**

WHEREAS Recipient will be called upon, from time to time, as an employee or a representative of Intelgenx to deal with the information for the purpose of carrying the business of Intelgenx or that of its associates and affiliates (the « Purpose »).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the parties hereto agree as follows:

1. The Company shall, at its discretion, provide to the Recipient access to the Information as is required for the Purpose.

2. All right, title and interests in and to the Information shall remain the exclusive property of the Company and the Information shall be held in trust and confidence by the Recipient for the Company.

   This does not cover information already in the public domain, as well as information and knowledge of a general nature that the employee acquires in the exercise of his/her profession.

3. Recipient shall not use the Information in any manner except as required for the Purpose.

4. The Recipient shall not (either during the continuance of his/her employment or engagement and for ten years thereafter) disclose any Information to any third party, other than as reasonably required for the Purpose, and the Recipient shall not (either during the continuance of his/her employment or engagement and for ten years thereafter use for his/her own purposes or for any purposes other than those of the Company any such Information as he/she may acquire in relation to the Purpose. Without limiting the foregoing, the Recipient shall not disclose any Information to the media, the investment community, any competitor or any regulatory authority without the permission of the President of the Company.

5. The Information shall not be copied, reproduced in any form or stored in a retrieval system or database by Recipient, except for such copies and storage as may reasonably be required internally for the Purpose.

6. Upon termination of the employment or engagement of the Recipient, for any reason whatsoever, Recipient shall, upon request of the Company, immediately return the Information and all copies thereof in any form whatsoever under the power of control of Recipient to the Company.

7. Due to the valuable and proprietary nature of the Information to the Company, the obligations assumed by Recipient hereunder shall (a) be unlimited in time or territory or (b) if it is held by a court of competent jurisdiction that this provision is illegal, invalid or unenforceable, shall apply only within those territories within which Discloser then carries on business and only up to 10 years after disclosure of such Information. If any provision of this Agreement is held to be invalid or unenforceable in whole or in part, such invalidity for unenforceability shall apply only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

8. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any

prior understandings and agreements between the parties with respect thereto.

9. This Agreement shall ensure to the benefit of and be binding upon the respective executors, administrators, and permitted assignees of the parties hereto.

10. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

11. The Parties have requested that this Agreement and all documents and communications contemplated thereby or relating thereto be drawn up in the English language. *Les Parties confirment avoir requis que cette Convention ainsi que tous les documents et communications qui y sont envisagés ou qui s'y rapportent soient rédigés en langue anglaise.*

IN WITNESS WHEREOF, the parties have executed this Agreement.

INTELGENX CORP.		**RECIPIENT**	
By:	[signature]	By:	[signature]
Name:	Horst G. Zerbe	Name:	TAYLOR HUTCHISON
Date:	May 24, 2007	Date:	MAY 24 2007